UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016 (December 19, 2016)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Material Definitive Agreement.

On December 19, 2016, Resolute Energy Corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BMO Capital Markets Corp. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”) in connection with the issuance and sale of 3,800,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) in a public offering, at a purchase price per share to be paid to the Company of $36.9075 (the offering price to the public of $38.00 per share minus the underwriting discount and commissions of $1.0925 per share).  Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option to purchase up to an additional 570,000 Shares for a period of 30 days from the date of the Underwriting Agreement.  On December 21, 2016, the Underwriters exercised in full their option to purchase 570,000 additional Shares, bringing the total offering to 4,370,000 Shares. The net proceeds from the offering will be approximately $160.8 million, after deducting the underwriting discount and commissions and other estimated offering expenses payable by the Company. The Company expects the transaction, including the sale of the additional 570,000 Shares pursuant to the option exercised by the Underwriters, to close on or about December 23, 2016.

The Shares will be offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-214480), previously filed with the Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make due to any such liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Underwriting Agreement has been included as an exhibit to this report to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for purposes of the offering described above and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Certain of the Underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their affiliates may provide similar services in the future. Affiliates of BMO Capital Markets Corp., Barclays Capital Inc., Capital One Securities, Inc. and SunTrust Robinson Humphrey, Inc. are lenders under the Company’s Second Amended and Restated Credit Agreement, as amended.

 The legal opinion of Davis Graham & Stubbs LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated December 19, 2016, between Resolute Energy Corporation, BMO Capital Markets Corp. and Goldman, Sachs & Co., as representatives of the several underwriters named therein.
5.1	Opinion of Davis Graham & Stubbs LLP.
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2016	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated December 19, 2016, between Resolute Energy Corporation, BMO Capital Markets Corp. and Goldman, Sachs & Co., as representatives of the several underwriters named therein.
5.1	Opinion of Davis Graham & Stubbs LLP.
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).